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                                                                   Exhibit 10.08



January 18, 1998

Mr. Charles Bay
755 Arroyo Rd.
Los Altos, CA  94024

I am very pleased to offer you the position of Chief Financial Officer and General Counsel for Broadbase Information Systems, reporting to myself. This letter outlines the proposed terms of your employment with Broadbase:

o    Your base salary is $150,000 paid semi-monthly
o You will be paid a $40,000 annual bonus on a personal and corporate MBO plan

In addition, I will recommend that you be granted an option to purchase 173,000 of Broadbase common stock. This grant is subject to approval by the Board of Directors at its first meeting after your employment begins. The option will vest over four years and will be governed by the terms set forth in the Company's standard form of stock options agreement. You will be vesting monthly for 48 months starting at the first of the month following your first day of employment subject to a six months cliff. The purchase price of your options will be the one effective on your first day of employment.

In the event of Change of Control of at least 50% (not including an IPO) 50% of your yet unvested options will immediately vest.

The Company will also provide to you the health, holiday, vacation, 401K and other benefits available to all employees. Please signify acceptance of this offer by signing below, indicating your start date on January 19, 1998.

Employment at Broadbase is subject to your signing the attached nondisclosure and inventions agreements. Please also understand that your employment is not governed by any written or oral contract and is considered an "at-will" agreement. This means that you are free, as is the Company, to terminate the employment relationship at any time for any reason, so long as there is no violation of applicable state or federal law.

Chuck, all of us welcome you in joining Broadbase, and we look forward to having you on the team. If you have any questions, please do not hesitate to call me at my office at (650) 614-8305. My office fax number is (650) 614-8301.

Sincerely,
                                               Signed:  /s/ Charles J. Bay
/s/ Mark Kremer                                        -------------------------
--------------------------------               Name:   Chuck Bay
Mark Kremer                                            -------------------------
President and CEO                              Date:   1-19-98
Broadbase Information Systems Inc.                     -------------------------